Exhibit 99.1

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2007 fourth quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. It is now my pleasure to introduce your host for today’s call, Mr. Doug Hoadley, Vice President Investor Relations of The Mosaic Company. Sir, you may begin.

Doug Hoadley: Thank you and again, welcome to Mosaic’s fiscal 2007 fourth quarter conference call. Joining us for the call this morning are Jim Prokopanko, our President and Chief Executive Officer; Larry Stranghoener, our Executive Vice President, and Chief Financial Officer; as well as several other members of Mosaic’s Executive management team.

Before I turn the call over to Larry for opening remarks, let me read our Safe Harbor statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results. These statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The remarks made during the conference call are made based on information and understandings that are believed to be accurate as of today’s date, July 31, 2007. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited. With that as important background, I’ll turn it over first to Larry Stranghoener who will review our fourth quarter results and provide guidance on some key metrics in Mosaic’s business for fiscal 2008, and following that, Jim Prokopanko will discuss our fiscal 2008 outlook. Larry.

Larry Stranghoener: Thank you, Doug, and good morning to everyone. As Doug mentioned, I will review some highlights from our fiscal 2007 fourth quarter financial results and then provide an update of our financial guidance for fiscal 2008. Our net earnings for the fourth quarter ended May 31, 2007, were $203 million, or $0.46 per share. For fiscal 2007, our net earnings totaled $420 million, or $0.95 per share. This represents substantial improvement over our fiscal 2006 results. And EBITDA hit a milestone level for the year of just over $1 billion.

The Potash business had operating earnings of $162 million during the fourth quarter, nearly double the $84 million reported a year ago. This was due to strong volumes and slightly higher selling prices. In addition, despite the expenses we incurred in remediating the saturated brine inflow at Esterhazy, our costs per tonne were lower compared with a year ago, due to good operational performance resulting in higher production rates. For fiscal 2007, the Potash business generated operating earnings of $368 million, a 19% increase compared to last year. The key driver in Potash performance was strong volume, especially in the fourth quarter when we sold 2.6 million tonnes.

The Phosphates business had operating earnings of $234 million, up sharply from both the prior year period and from third quarter results. Performance was driven by our average realized DAP selling price of $338 per tonne, which is an increase of almost $90 per tonne versus last year and the third quarter. In addition, operating performance was much improved during the quarter at both our mines and our granulation plants. As you know, phosphate costs were a concern during our third quarter, and we have taken steps to address these issues with further progress expected in fiscal 2008. For the year, the Phosphates business had operating earnings of $311 million.

Cash flow from operations was $268 million in the fourth quarter of fiscal 2007 up $65 million from the same period last year. For fiscal 2007, cash flow from operations was $708 million, significantly higher than the $294 million reported for fiscal 2006. Our total debt at the end of May 2007 was $2.4 billion, resulting in a debt-to-capital ratio of approximately 36%, down from 43% last year. Of particular note, we repaid $280 million of long-term debt in the fourth quarter, and paid down an additional $176 million since the end of the fourth quarter. Given the robust market environment and continuing strong cash flow, we expect to repay additional debt during fiscal 2008.

As most of you may be aware, this has been a primary objective for Mosaic since the launch of the Company in 2004, and we are making great progress. Mosaic’s selling, general, and administrative costs were $96 million in the fourth quarter, compared to $55 million for the fourth quarter of 2006. Last year’s number included the benefit of a $14 million value-added tax credit in Brazil. The increase was primarily associated with higher stock-based compensation expenses due in part to changes in our executive leadership, higher incentive compensation accruals because of our strong operating results, and ongoing expenses associated with our ERP and related systems.

For fiscal 2007, our total SG&A costs were $310 million, and we expect the fiscal 2008 total to be lower, ranging between $280 and $300 million, and moving lower as the year progresses. Our fourth quarter results included $54 million in non-cash foreign currency transaction losses. As we have explained before, this is mainly the effect of a stronger Canadian dollar on significant U.S. dollar denominated intercompany receivables held by Mosaic’s Canadian subsidiaries. For the year this loss totaled $9 million.

For the fourth quarter, our effective tax rate was 31.3%. For fiscal 2008, we expect our effective tax rate will be in the low to mid 30s percentage range. We continue to have significant operating loss carry-forwards which will effectively eliminate most U.S. cash taxes for a period of time, depending mainly on the profitability of our Phosphates business.

Our equity earnings in non-consolidated subsidiaries were $16.5 million for the fourth quarter for a total of $41.3 million for fiscal 2007. For fiscal 2008, our initial guidance on equity earnings is a range of $50 million to $75 million, as both Saskferco’s and Fosfertil’s results are expected to be better this year.

Fourth quarter capital expenditures totaled $116 million, including $21 million for saturated brine inflow management at Esterhazy compared to $140 million a year ago. For fiscal 2007, our capital expenditures totaled $292 million, which included about $34 million associated with the inflow. We expect fiscal 2008 capital expenditures to increase to a range between $360 million and $400 million. This increase will be largely for growth or cost reduction opportunities, such as increasing our Potash mining and compaction capacity and projects to reduce our operating costs in Phosphates.

Before I turn the call over to Jim, please note that we have filed a Form 12b-25 notifying the SEC that we did not file our 10-K report yesterday, the normal due date, and that we will make that filing next week within the 15-day additional time period permitted by SEC rules. Our work is substantially complete, and we have confidence in the results we are covering with you today.

One item to take note of in our 10-K will be our annual report on internal controls over financial reporting, or SOX reporting. I am pleased to inform you that we have remediated two of the three material weaknesses we identified in last year’s report. Specifically, we no longer have a material weakness in our Phosphates business, nor with respect to segregation of duties. However, we still have a material weakness in our controls over accounting for income taxes which we are addressing. Overall we have succeeded in bringing in great new talent, in upgrading our systems and procedures, and in tightening the linkages between operations and finance. While we still have much work to do to fully establish the level of process, discipline and control effectiveness Jim and I seek throughout Mosaic, I am pleased with our progress to date.

I will conclude by noting we are pleased with our fourth quarter results. And this is the first time I have been able to say that in Mosaic’s short history. That said, we still have work to do and do not intend to lose focus, notwithstanding the good market conditions that we are enjoying today. We will continue to improve our systems, processes, and operating disciplines, and we look forward to stronger results in the future.

Jim.

Jim Prokopanko: Thanks, Larry. I’ve been looking forward to delivering this earnings call and reporting our positive results for the fourth quarter along with Mosaic’s outlook. Larry has already commented on our fourth quarter and fiscal 2007 results so my focus will be on the fiscal 2008 outlook.

The market outlook remains very positive. Farm economics in nearly all parts of the world are terrific due to excellent crop prices. USDA’s first estimates of global supply and demand for the 2007,/ 2008 crop year showed world grain and oilseed stocks will decline once again, despite higher crop prices and large increases in this year’s planted area. In fact, futures prices for the 2008, 2009, and 2010 crop years are right around $4 per bushel for corn, just less than $9 per bushel for soybeans and more than $5.50 per bushel for wheat. Those are very high levels with corn, soybeans, and wheat about to enter a fierce competition for planted acres next spring. Commodity markets are sending clear and strong signals to farmers around the globe to rev up the engines of production agriculture in order to meet accelerating demand growth.

Higher crop prices have translated to strong phosphates and potash demand. Higher wheat prices boost demand prospects in a number of our key markets such as Argentina, Australia, Canada, India, and Pakistan. Higher soybean prices are especially good news for our Brazilian business as the peak import season approaches. We now predict that Brazilian fertilizer use will eclipse the 2004 record by more than one million tonnes. Brazilian phosphate and potash imports are now projected to be down more than 40% and 20%, respectively, in 2007. These are impressive numbers.

North American retailers have stepped up to the plate. Farmers will receive high grain prices on top of good yields this fall resulting in high farm income and more demand for fertilizers. As a result, our domestic sales book for both phosphates and potash is as large and as full as it has ever been.

For the phosphates industry, U.S. inventories remain at low levels and we project that DAP and MAP inventories will decline to even lower levels during the late third quarter and early fourth quarter of calendar year 2007. Demand in the domestic market remains strong and we continue to forward-sell our crop nutrient, animal feed, and industrial products. For our fiscal 2008 first quarter, we’ve already sold most of our available domestic volumes and have made second quarter sales at DAP prices, FOB plant, at about $400 per metric tonne. This is up significantly from our average realized DAP price reported in the fourth quarter.

We are also experiencing strong demand in the international markets such as Argentina, Brazil, and India; and we continue to ship our share of the 1.1 million tonne PhosChem sale of DAP to India. India is demonstrating a greater appetite for DAP imports due to lower than expected domestic production along with another good monsoon. Peak shipments to Brazil will soon begin with phosphates imports expected to increase a healthy 42% in calendar year 2007. China, on the other hand, has become a net exporter at this point in time.

Our total phosphates sales volume for fiscal 2007 was 8.9 million tonnes and fiscal 2008 volume is anticipated to range from 8.6 to 9 million tonnes — 9.1 million tonnes. The average realized DAP price FOB plant for the fourth quarter was $338 per tonne. In the fourth quarter, we saw the price increases of the past spring season reach the bottom line of our income statement. By the end of the fourth quarter, our realized DAP price averaged close to $400 per tonne.

Now shifting to potash, in the North American market, inventories have become increasingly tight and were 44% below year-ago levels at the end of June. These already low inventories are expected to continue and may decline further resulting in even tighter availability of supply. North American potash sales for the total industry increased 27% in the 2007 fertilizer year, and we expect an additional 3% to 4% increase in the current year. As with phosphates, we have a significant amount of our forward sales to the domestic potash market and are currently booking orders at about a $20 per metric tonne higher price for delivery this fall.

The international market is also strong with Canpotex, the association of Saskatchewan potash producers, exporting at or near record high monthly levels. This year Canpotex will shatter its previous sales and shipping records thanks to strong import demand in nearly all of its major markets and at higher prices. Mosaic’s potash sales volume was 7.9 million tonnes in fiscal 2007. Initial guidance for 2008 is to sell between 8.5 and 9.0 million tonnes. Our average fourth quarter potash price, FOB mine, was $146 per tonne, which is an increase of $5 per tonne compared with the FOB prior quarter.

Given the price increases in the key international markets of Brazil and India, along with those in the North American market, we expect our 2008 first quarter average price — potash price realizations to increase by about $10 per tonne. Remember, however, that the first quarter is usually our slowest from a volume perspective. So overall potash results will not be as strong as compared to the quarter just completed.

In conclusion, Mosaic delivered strong results during our fourth quarter and we are now firing on all cylinders as farmers around the globe rev up production agriculture. I’m very impressed with and proud of the performance that the employees of Mosaic are delivering. It is important to maintain this momentum going forward. As we enter fiscal 2008, sales are strong and realized prices are rising. Strong agriculture and fertilizer markets, along with our continued focus on operational excellence and high operating rates should result in continuing this very good performance into the quarters ahead. Strong cash flow from operations will allow us to further reduce our long-term debt and strengthen our balance sheet, furthering our ability to achieve investment grade status. This, in turn, will enable the pursuit of new growth and investment opportunities. In short, my expectations are very high for fiscal 2008, as are the expectations of our shareholders. Our primary goal for the next year is to deliver results that the Mosaic enterprise is so very capable of. Thank you.

Doug Hoadley: Thank you, Jim. Now, operator, please open up the phone for questions.

+++ q-and-a

Operator: Thank you. (OPERATOR INSTRUCTIONS) And now our first question will come from the line of Don Carson with Merrill Lynch. Please proceed.

Don Carson: Thank you. Jim, a very solid performance on the operating cost side. Can you provide some more specifics in both the potash and the phosphate side in terms of key costs coming down, for example, on phosphates, what was happening to phosphate rock costs and similarly — on potash, was it just higher unit production that helped you on the cost side? Larry, you made a comment about further cost improvement in fiscal 2008. Just wonder if you could outline some of the major actions there. Then just two minor housekeeping questions. Within your potash costs do you capitalize all brine inflow and are currency translation hedges or hits, are those in cost of goods sold?

Jim Prokopanko: Don, I’ll take the phosphates cost question, and Larry will follow-up with the other question you had on capitalization of the brine mining. The fourth quarter costs are down, largely due to, as you pointed out, more favorable per unit production numbers. So that absorption of the costs was helped with higher operating rates, as well we had more favorable ore bodies that were mined through this quarter and lower turnaround and maintenance costs were incurred throughout the quarter. This all contributed to achieving a target or slightly below targeted per unit mining costs.

Larry Stranghoener: Don, with respect to your housekeeping questions, the foreign exchange hedging gains, you’re correct, they show up in cost of goods sold. It was $19 million for the Potash business unit in the quarter. And your question with respect to brine inflow costs, in the quarter we had $13 million of expense, so in the P&L, and $21 million of capital costs. And for the year, the expense number was $43 million, and the capital was $34 million.

Don Carson: And how would you see both potash and phosphate costs as we go into 2008? You did mention some specific further cost-cutting investments and projects. What potential cost improvement could we see in fiscal ‘08?

Jim Prokopanko: I think we’ll see current levels that we’re experiencing this past quarter continue. We may see some marginal costs in some power generation projects. The two major components of input costs we’ve seen a considerable drop to sub-$300 ammonia costs, and that has been largely offset by a — something approximating a $20 a tonne increase in sulfur costs. So those are close to a wash to a slightly positive.

Don Carson: And, Jim, do you report — I know you used to talk about rock costs per tonne. Can you give us any more specific metrics there of what’s happened?

Jim Prokopanko: No, we don’t — we’re not providing a breakdown to that level. Sorry, Don.

Don Carson: Thank you.

Operator: And our next question comes from the line of Dave Silver. Please proceed.

Dave Silver: Yes, hi, good morning.

Jim Prokopanko: Good morning, Dave.

Dave Silver: I have a quick question, I guess, on just your hedging and its effect on reported results. Can you remind me, what exactly are your range of positions that you hedge? In other words, is it just currency and natural gas? Or are there some other commodities or inputs that you’re hedging?

Larry Stranghoener: We primarily focus on natural gas and foreign currency, as you say. We do some modest hedging with respect to freight rates as well, but the predominant areas we focus on would be foreign currency and natural gas.

Dave Silver: Okay. Great. And then Larry you made a comment about cash taxes and how they should be extremely low or very low. I don’t see a breakdown in the release, but could you tell us for calendar ‘07, the year just ended, you have a provision for income taxes of about $123 million. Can you give us some sense of what the cash tax liability for calendar ‘07 — sorry, for fiscal ‘07 was?

Larry Stranghoener: For fiscal ‘07 cash taxes paid were $66 million, including a $14 million refund we received for settlement of past year’s issues.

Dave Silver: Okay, great. And then I was going to ask a question about the DAP demand outlook. So, Jim, you talked about 8.9 million metric tonnes of shipments in the year just ended, and you gave us a range with that as kind of the midpoint. It seems like you’re a little bit capacity-constrained. I think that’s kind of the range, or at least it seems like that to me. Is that correct, and if it isn’t, why not a little more aggressive on the shipment outlook?

Jim Prokopanko: Well, I’ve got along with us, as a guest here, we have Steve Pinney, Vice President of Phosphate Operations and the Supply Chain group joining us, and he could address that question.

Steve Pinney: Thank you, Jim. In terms of production, which is really necessary for the shipments, we are producing at high levels. We have a capacity utilization in the upper 80s, and that’s where we are making our projections from.

Dave Silver: Upper 80s in terms of utilization rate, is that right?

Steve Pinney: That’s correct.

Dave Silver: Okay, great. While I have you here, can we get a comment from you on the India demand outlook? I guess a couple of months ago up in Regina there was a projection of India import demand, and it was actually down for the next year versus the year just ended. Can you maybe update us on that and what you’re seeing out of that key market? Thank you.

Jim Prokopanko: Yes, I’ll do that. We’re seeing strong demand continuing in India, and it’s a little bit contrary to what our earlier indication was. We’re seeing — and that’s coming through a problem that they appear to be having with their domestic phosphate production operations. I think the number now we are forecasting is imports into India will be about 2.3 million tonnes, and that will be calendar year 2007, and that is including a stock drawdown of somewhere in the 200 to 300,000 tonne range. So yes, we’re seeing better demand going into India, and we’re still expecting sales to be made for the current — for the coming season.

Dave Silver: Thanks very much. I’ll get back in queue.

Operator: And now our next question comes from the line of Marshall Reid with Banc of America Securities.

Marshall Reid: Congratulations on a nice quarter. On Phosphates you guided to $400 a tonne in the first quarter versus export prices over $430. Is that just a function of your forward sales or is there anything out there that makes you a little more conservative in your pricing outlook? Can you also talk about the impact of planting soybeans in Brazil in October, what that will have on the phosphate markets and could we see another leg up potentially in spot export pricing?

Jim Prokopanko: The $400 a tonne we referenced was for the first quarter, and that is we’re two months into it, and started our third, so we’re pretty much about to start our third, so those are books that are largely — or sales that have been largely realized or already on the books. So I’m not speaking to and I won’t speak to what the forward quarters second, third, and fourth look like. As far as our outlook, we continue to see strong demand in North America. Very strong demand. In — similarly, in Brazil that is coming along. There’s still a good bit of fertilizer demand — product to be shipped into Brazil, and we’re seeing a strong and steady market there and prices are firm. A little bit of a challenge is escalating ocean freight rates. That’s taking a little bloom off the rose, but it’s still strong prices expected throughout the Brazilian planting season that’s just ahead of us.

Marshall Reid: Okay. And sticking with Phosphates, how much is China backing away from the market really hurt you guys over the last six months, and have you been able to offset that with exports to other destinations? You’ve got India coming up here. Do you think China is still a factor for your export sales, going forward, either positive or negative?

Jim Prokopanko: We’ve not put China into our export grid at this point. With the restructuring we undertook last May, we largely balanced that along with some increased demand in other geographies. We are in fine balance right now, and it’s not necessary to have the Chinese as a customer. In my comments I made that China is turned into be a, as I said, at this point in time an exporter of phosphates. It’s our belief that they may be digging a hole for themselves in the domestic market later on in the year that they may have to come back for exports, but right now we are not planning that in our sales grid and we’ll have to look at that, and based on how their season — fall and winter planting season goes.

Marshall Reid: Last question and I’ll get back in queue. On Potash you guided to higher volumes next year, I think an 11% increase at the midpoint, by my math anyway. Can you just talk about your operating rates today and how much spare capacity you have in the system following your expansions at Esterhazy?

Jim Prokopanko: At present we are projecting very high operating rates and we’re thinking — our current and spot operating rates for the next year. We expect to achieve those rates and will not have much room beyond that. We do have projects that are scheduled to — that we’re working on or in the planning progress of about 700,000 tonnes that will come on over the next couple of years but right now we are at full production rates. There’s the other piece that we will have some product coming back after a contract we have with another potash producer. That is, we’re working that out with that other potash seller, and we’ll have more to report on that in the months ahead. That will bring us another million tonnes of production but we don’t see that happening this year.

Operator: And our next question comes from the line of Brian Yu with Citigroup. Please proceed.

Brian Yu: Hi, Jim. Regarding your phosphates shipment guidance, do you see opportunity for that number to rise given the tightness in the market that you comment on? Because I believe your effective production is closer to 9.4. So 9.4, 9.1, does that just reflect normal operating rates?

Jim Prokopanko: Yes. That’s what we project as normalized operating rates, and there’s disruptions unplanned that occur, and we’re just keeping that in mind as we do our sales grid and plan our year going forward.

Brian Yu: Okay. And as we look out next few years, you’ve commented that demand will outpace supply, and again the excess capacity you have, is there any thoughts of bringing that on-line? Are you pretty happy with the market the way it is.

Jim Prokopanko: We think the market is in fine balance right now. There’s a couple of new phosphate production facilities that are coming on stream over the next 12 months, and I think it would — we’re just not seeing it as practical right now or that the market justifies bringing on additional production. As I said, we’re in fine balance. We see the market — the wildcard is going to be China. If they have to import product because they ship too much out in the early part of the year, we’ll make that determination at that time.

Brian Yu: Thank you.

Operator: And our next question comes from the line of David Satinek with Barclay’s.

David Satinek: Just a couple questions from the fixed income side. I just wanted to — you guys are obviously heading in the right direction getting debt down. You still have a secured bank loan outstanding and there are a lot of investment companies with not as strong a balance sheet. I’m just wondering if you are going to be working on changing that bank loan to becoming more unsecured. And then just a follow-up to that relative to rating agencies if you’re having — where the discussions are. Obviously they might need to see another couple quarters of improvement, but if you expect your goal investment grade, do you have any time frame on it?

Larry Stranghoener: David, as we continue to pay down debt, we will be working ever closer to our goal of becoming invest grade, and as you well know, working with the rating agencies, it’s tough to know exactly when we might achieve that distinction. I certainly know we will have the credit metrics to support such a rating long before we’ll be granted such a rating, but that continues to be a goal, and we’re continuing to work aggressively toward that goal. One of the benefits of getting to that goal would be the ability to refinance our existing debt that’s left at that point in time, and we would at that time be able to drive a better deal with respect to bank financing, we believe. So good things will happen when we achieve investment grade, and that continues to be an objective of ours.

David Satinek: So no intention of redoing the bank agreement soon? Is that what I’m hearing?

Larry Stranghoener: I won’t comment on any current intentions. Our focus right now is, as it has been for the last couple of years, generating cash and paying down debt, and we will continue to focus on paying down the existing bank debt in fiscal ‘08.

David Satinek: Okay, last thing. Based on the cyclicality of earnings in the business and cash flows is there an absolute debt number you’re sort of targeting at all that we can gauge for going forward as we do our models?

Larry Stranghoener: You can imagine that we’ve got models that we’re working with. It’s an imprecise target. You’ve seen what we’ve done to date. We will continue to focus on paying down debt and would expect to do more in the first half of this current fiscal year but we have not disclosed a specific target and will not at this point in time.

David Satinek: Thank you very much.

Operator: And our next question comes from the line of Mike Judd with Greenwich Consultants.

Mike Judd: Good morning. A question about your Potash business. You mentioned how in the current quarter the one that we’re in now that you expect your volumes to be seasonally lighter. Could you just comment a little bit about the gross profit percentage in that business given the price increase that you indicated about $10 a tonne? My understanding is that there was a $15-per-tonne domestic price increase on the table as well as a $25 increase in the export market. So I guess what I’m trying to get a sense for is your coverage of fixed costs and things like that. Is it reasonable to assume that your gross profit percentage is flat to up in your fiscal first quarter in that business?

Larry Stranghoener: The gross profit margin in both of our businesses is driven heavily by volume, and you should expect that with lighter volume in the first quarter that the gross margin profit rate would also be somewhat lighter.

Mike Judd: Thanks a lot.

Operator: And our next question comes from the line of Steve Byrne with Merrill Lynch.

Steve Byrne: Hi, a couple phosphate cost questions. The freight rate and at least spot freight rates to get from Tampa to India have really gone up in the last couple of months. Does PhosChem have any freight rate advantages, and if so can you comment on that, and also is PhosChem intending to push price to offset the freight rate increase?

Jim Prokopanko: You’re right, ocean freight has risen sharply, probably hitting some all-time highs in the past month. The one thing that we do is, we have these — what’s called FFAs, future freight arrangements. We do that on occasion, give you some size and scale. Since 2007 we’ve done 14 of these future freight agreements, which is basically a hedge against physical freight movements. So we do some of that. It’s — an example would be — and this was undertaken by PhosChem. Mosaic had a future freight agreement that was covered at about $62 a metric tonne when the current freight rate was about $80 a metric tonne so there was an advantage on that but getting those today are a little more dear. So the bottom line is we are being impacted by the higher freight rates. We’ve pushed prices the best we can, and I think we’re getting the most that we can, given the freight — the escalated freight rates.

Steve Byrne: And when we look at the unit costs in your Phosphates business, and back out the purchased raw material costs, there has been a nice sequential decline in those unit costs, but when we look further back, they’re not materially better. In fact, they even look like they’re a little bit higher. Can you comment on those — on your forecast synergies that you stated at the time of the merger? Have you achieved those synergies, or are there more to come?

Jim Prokopanko: We’ve achieved the original synergies that we set out to earn, and those have been — were taken to the bottom line. Going forward, we expect to have more stable per unit costs, and that is going to be driven by natural gas, ammonia, and sulfur costs, and that we’ve made our best forecast that we can and expect that to stay in the range of what we consider normal.

Larry Stranghoener: And I would add, Steve, when you look back longer historically, we’ve used all of the synergy savings and then some to help overcome other significant cost increases, particularly with respect to chemical costs and energy costs, which have gone higher across the board, as you know, in this industry. And so we feel good about the fact that we’ve been able to offset much of those cost increases but that’s perhaps why you don’t see the long-term historical favorable trend that you might expect in a merger.

Steve Byrne: And one other cost you didn’t mention, Larry, was the depreciation expense going up. Can you explain that?

Larry Stranghoener: Depreciation expense is going up for the Company in this year largely because of the significant additional capital we put into place for the brine inflow management work that we’re doing, as well as the new ERP system that we’ve installed.

Steve Byrne: Okay, thank you.

Operator: And our next question comes from the line of Alex Mitchell. Please proceed.

Alex Mitchell: Actually, my questions have been asked and answered. Thank you.

Operator: (OPERATOR INSTRUCTIONS) And we do have a follow-up question coming from the line of Don Carson with Merrill Lynch. Please proceed.

Don Carson: Thank you. Larry, on the cash flow questions – two questions. One, what was the NOL at year end so we can do our own math on figuring out how long before you’ll be paying cash taxes? And now that you’ve fixed up the balance sheet here, when would you plan on implementing a dividend?

Larry Stranghoener: With respect to the NOL, I am going to defer until we publish our 10-K next week, at which time you will see that. So I’ll have to ask your patience on that one. And with respect to the dividend, we are currently limited with respect to the amount of shareholder distributions we can make under the terms of our credit agreement and bond indentures (inaudible). And so one of the drivers for us to get to investment grade is to not have to operate with those restrictions. So that’s one of the good things that we anticipate would happen upon achieving investment grade status. We can begin implementation of a shareholder distribution program.

Don Carson: Jim, just to follow-up on the offshore business, you had a very solid quarter there. I assume most of that improvement was driven by Brazil. What kind of potential do you see for this business in fiscal 2008 in terms of full-year operating earnings potential?

Jim Prokopanko: I’m very optimistic for our Offshore business this year. This will be one of the better years we will have posted. We have strong positions. We positioned our inventories very well. The agricultural economics are very good in these — in certainly the Latin-American countries, and seeing some positive signs in the Australian and other Offshore businesses that we have distribution in. So we’re — I’m very bullish about the coming year.

Don Carson: Thank you.

Operator: And our next question comes from the line of Dave Silver. Please proceed.

Dave Silver: Yes, hi. I was going to ask you about the uranium opportunity that you might have. So just prior to this call there was another call with a Florida phosphate producer that has opted to start to do feasibility work. Can you just discuss how you’re viewing that opportunity, and are there anything in that $360 to $400 million budget for exploring or checking the feasibility of that opportunity?

Jim Prokopanko: I’ll answer that. We have a project underway. We’ve engaged some firms that — a firm we’re working with to pilot-test, bench-test a new technology that we’re considering to do a uranium extraction in our Florida facilities. We think there’s promise in the technology, yet we want to be certain about the costs. This is a fly up in the uranium prices that has been sudden, and the question is how sustainable. So prior to our going forward, we don’t believe old technology is going to be cost competitive. In the long term we’re looking at some new technologies that will have some answers at by later this calendar year. At that point, we’ll come up with a plan on how we proceed in going to market and building the facility. We don’t anticipate that we can be having a producing facility for three years, anyways, and that long to get that product available for market — for sale. So it’s something to get serious attention. We’re making some investments in the research and development, understanding the public affairs issues around this, but still a couple years out before we’re operating at production

Dave Silver: Thanks. I wanted to ask a question about sulfur. So that’s a market that seems to be flying up internationally. It seems like yourselves deserve some credit for a pretty favorable settlement here in the third quarter for your sulfur needs. But can you discuss that market, I guess first in terms of what the future pricing outlook might be, and second, in terms of your ability to — security of supply, your ability to procure all the sulfur you need if you’re in a market where offshore prices are significantly higher than Gulf realizations? Thanks.

Jim Prokopanko: Sulfur has taken the entire market a little bit by surprise. I think there’s been some unforeseen and unexpected events. This started a couple of months ago when a number of the refineries went into turnaround mode. Quite a few of them had done that concurrently and it seemed concurrently they all struggled getting their plants back up and into production. So there were delays in coming out of the turn-arounds and more refineries went into turnaround mode at the same time. We got out of that, plants were up and operating again, and subsequently we’ve been — the sulfur producers have had one unexpected event after the other in their production facilities, and as a result, supply isn’t what we thought it would be in addition to world demand being a little higher. We are working our way out of that. We don’t think we have — we’re at production risk, we’re getting our supply booked, higher prices than we would have liked, which is being offset by lower prices than we expected on ammonia, and we expect this will be transitional — transitory and we’ll be through this in a period of four to six months.

Dave Silver: Very good. Thank you.

Operator: And our next question comes from the line of Marshall Reid with Banc of America Securities. Please proceed.

Marshall Reid: Thanks. Just two follow-ups if I may. First, just a clarification on potash. If I take the 700,000 tonnes of debottlenecking plus the million tonnes returned to you at Esterhazy, I calculate a 15 to 20% increase in potash capacity over the next five years or so. Is my math right there?

Jim Prokopanko: That’s correct.

Marshall Reid: Okay. Second, with the Cargill standstill agreement expiring here in October can you share with us your latest thoughts on their intentions and is Cargill still considering working down their position either in pieces or in whole?

Jim Prokopanko: No. I don’t know that I can share what Cargill is going to do because I don’t know. You’ll have to ask Cargill for that clarification.

Marshall Reid: Fair enough. Thanks, Jim.

Operator: And our next question comes from the line of Sandy Kregna with Credit Suisse. Please proceed.

Sandy Kregna: Hi. I was wondering if you could quantify potential cost savings from the gasification offtake agreement. Maybe put it in a natural gas equivalent basis?

Jim Prokopanko: That is one of the more difficult questions of the morning. What we have with the — sorry, that’s the Petcoke project. We’re looking at an off-take agreement that we will have, as a participant in that project, not an investor in the project in any way, and that will be about 60% of the ammonia produced, and that will be at a formula pricing where we have a — where we do have a discount to market that is confidential and part of the contract.

Sandy Kregna: One follow-up to that. I was wondering if you could comment on the operating loss in the nitrogen segment and just give some guidance on the equity earnings contribution that you’re expecting from Saskferco going forward. Thank you.

Larry Stranghoener: The nitrogen segment, of course, is a very small segment. The nitrogen business is very good as we enter our fiscal 2008, Saskferco ended the year on a strong note. We expect much improved equity earnings from Saskferco in fiscal 2008 and of course, that constitutes the bulk of our nitrogen segment earnings.

Sandy Kregna: Okay. Thank you.

Operator: And there appears to be no additional questions at this time.

Doug Hoadley: Thank you very much for — if you have any other questions, please feel free to call us. That is the end of our call today.

Operator: This concludes your presentation. You may now disconnect, and have a wonderful day.